[ T REIT, INC. LETTERHEAD ]

December 12, 2005

Dear Shareholder:

The purpose of this letter is to provide you with certain information pertaining to your investment in
T REIT, including a summary of significant events and highlights for the three months ending September 30, 2005 and to date of this letter. In addition, we are providing selected financial data for the third quarter 2005 and information regarding other important matters.

On November 14, 2005, T REIT filed its third quarter Form 10-Q with the Securities and Exchange Commission which includes more detailed information about our company. We encourage you to read the Form 10-Q. To locate the Form 10-Q, log onto the Triple Net Properties website at www.1031nnn.com, click on the “Public Companies” link, and click on the T REIT link that will take you directly to the Form 10-Q filing on the SEC website.

Significant Events & Highlights for the Three Months Ending September 30, 2005 and to date of this letter:

•	On July 20, 2005, the 25391 Commerce Centre Drive property located in Lake Forest, California, one of the two remaining buildings in the Pacific Corporate Park complex, of which we owned a 22.8% interest, was sold for $4,969,000. We received cash proceeds of $625,000.

•	On July 28, 2005, the City Center West “A” property located in Las Vegas, Nevada, of which we owned an 89.1% interest, was sold for $30,800,000. We received sales proceeds of $13,379,000.

•	In August 2005 we made a liquidating distribution of $17,995,000 representing $3.91 per share.

•	On August 19, 2005, we entered into an agreement to sell the Reno Trademark property, located in Reno, Nevada, of which we own a 40% interest, for a total sales price of $10,950,000. Reno Trademark was purchased in September 2001 for $7,296,000. The sale is expected to close in January 2006.

•	On November 4, 2005, we entered into an agreement to sell the University Heights property, located in San Antonio, Texas, of which we own a 100% interest, for a sales price of $8,200,000. University Heights was purchased in August 2002 for $6,750,000. The sale is expected to close in January 2006.

•	On November 10, 2005, our Advisor sold the Emerald Plaza property, located in San Diego, California, of which we owned 2.7%, for a total sales price of $123,634,000. Emerald Plaza was purchased in June 2004 for $100,940,000. Our cash proceeds were $1,390,000 after closing costs and other transaction expenses.

T REIT, Inc.
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•	On November 11, 2005, our Advisor entered into an agreement to sell the building located at 25371 Commerce Centre Drive, in Lake Forest, California, the final building in the Pacific Corporate Park Complex, of which we own a 22.8% interest, for a total sales price of $7,335,000. Pacific Corporate Park, building 71 was purchased in March 2002 for $5,297,000. The sale is expected to close before year end.

•	On November 11, 2005, we received a fully executed agreement, dated November 3, 2005, entered into by our Advisor, to sell the Oakey Building, located in Las Vegas, Nevada, of which we own a 9.8% interest, for a total sales price of $22,250,000. The Oakey Building was purchased in April 2004 for $8,137,000. The sale is expected to close in January 2006.

In Summary:

•	As of December 8, 2005, we owned eight office properties located in four states, four properties in Texas, two properties located in Nevada and one property each in California and Illinois.

•	As of December 8, 2005, four properties are under contract to sell as described above for a total aggregate sales price of $48,735,000.

•	As of September 30, 2005, net assets in liquidation were $29,980,000 or $6.51 per share, including cash and marketable securities totaling $9,411,000, or $2.04 per share.

•	Net assets in liquidation at September 30, 2005 plus the liquidating distributions to date of $17,995,000 would result in liquidation distributions per share of approximately $10.42.

Following the successful completion of the pending sales, as described above, the Board of Directors will determine the amount and timing of the next liquidating distribution to shareholders.

We are continuing in our efforts to position for sale the remaining four properties: AmberOaks III, Austin; Texas; Titan Building & Plaza, San Antonio, Texas; Enclave Parkway, Houston, Texas and Congress Center, Chicago. Illinois. The original purchase prices for the aforementioned properties are as follows:

	Total Purchase Price	Percent Owned
AmberOaks III	$22,965,000	75.0%
Titan Building & Plaza	9,167,000	48.5%
Enclave Parkway	34,500,000	3.3%
Congress Center	136,108,000	10.3%

In closing, we want to once again express our personal appreciation for your investment in T REIT, Inc. We will continue to strive to earn your confidence and maximize shareholder value of T REIT.

Very truly yours,

/s/ Jack R. Maurer

Jack R. Maurer, CPA
President and CEO